Exhibit 10.37

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”) is made and entered into as of the 15th day of February, 2007, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and CARDIUM THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated September 30, 2005 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord 5,727 rentable square feet of space commonly known as Suite 525 (the “Premises”) located on the fifth (5th) floor of that certain building located at 3611 Valley Centre Drive, San Diego, California 92130 (the “Building”) within the office-building project commonly known as “Kilroy Centre Del Mar” (the “Project”).

B. Tenant desires to exercise the first of its two (2) options to extend the Lease Term pursuant to Section 2.2.1 of the Lease and, in connection therewith, Landlord and Tenant desire to provide for such extension and the modification and amendment of the Lease as more fully set forth herein.

A G R E E M E N T :

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree that effective as of the date hereof, the Lease shall be amended and modified as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2. Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “AS IS” condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.

3. Lease Term.

3.1. Extended Term. Pursuant to the Lease, the Lease Term of the Lease is scheduled to expire on October 31, 2007. Landlord and Tenant hereby agree to extend the Lease Term for a period of twelve (12) months (i.e., the first Option Term identified in Section 2.2.1 of the Lease), from November 1, 2007, through October 31, 2008, on the terms and conditions set forth in this First Amendment. The period of time commencing on November 1, 2007, and ending on October 31, 2008, shall be referred to herein as the “Extended Term.”

3.2. Remaining Option Term. As Tenant has exercised the first of its two (2) options to extend the Lease Term under Section 2.2 of the Lease, Tenant hereby acknowledges and agrees that effective as of the date of this First Amendment, (i) only the second such option to extend the Lease Term (the “Second Extension”) remains, which if timely exercised, would extend the Least Term for a period of two (2) years, from November 1, 2008 through October 31, 2010, (ii) in accordance with the express terms of Section 2.2.1 of the Lease, Tenant’s exercise of such Second Extension shall be made, if at all, by delivery of a written Exercise Notice to Landlord on or before April 30, 2008, (iii) such Second Extension shall be subject and subordinate to any right of first refusal with regard to the Premises granted to Hewlett Packard or its assignee.

4. Rent.

4.1. Base Rent. Prior to November 1, 2007, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease. During the Extended Term, and as more particularly identified in Section 4 of the Summary and Section 2.2.2 of the Lease, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
November 1, 2007, through October 31, 2008	$278,745.00	$23,228.75	$4.056

4.2. Real Estate Taxes and Operating Expenses. Both prior to November 1, 2007, and continuing throughout the Extended Term, Tenant shall continue to pay Tenant’s proportionate share of Operating Expenses and Tax Expenses in connection with the Premises in accordance with the terms of the Lease.

5. No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, excepting only The Irving Hughes Group (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Landlord shall pay the brokerage commissions owing to the Broker in connection with this First Amendment pursuant to the terms of a separate written agreement between Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorney’s fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party in connection with this First Amendment. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”	KILROY REALTY, L.P.,
a Delaware limited partnership

	By:	Kilroy Realty Corporation, a Maryland corporation, General Partner

		By:	/s/ NADINE K. KIRK
NADINE K. KIRK
		Its:	VICE PRESIDENT
LEGAL ADMINISTRATION

		By:	/s/ JOHN T. FUCCI
JOHN T. FUCCI
		Its:	SR. VICE PRESIDENT
ASSET MANAGEMENT

“TENANT”	CARDIUM THERAPEUTICS, INC., a Delaware corporation

By:
	Its:	CEO

By:
	Its:	CFO